UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 3)

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Cerberus Telecom Acquisition Corp.

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SUPPLEMENT NO. 3

(to proxy statement/prospectus

dated August 12, 2021)

CERBERUS TELECOM ACQUISITION CORP.

Special Meeting Date

On August 12, 2021, Cerberus Telecom Acquisition Corp. (the “Company” or “CTAC”) filed a definitive proxy statement (the “Original Prospectus”) in connection with the solicitation of proxies for use at the Company’s special meeting of shareholders to be held September 16, 2021. This Supplement No. 3 to the Original Prospectus of the Company is being filed for the purpose of further supplementing and updating the information contained in the Original Prospectus, as supplemented or amended, relating to the special meeting of the shareholders described in the Original Prospectus (the “Special Meeting”), to further postpone the date of the Special Meeting from September 22, 2021 to September 29, 2021.

As a result of this change, the Special Meeting will take place in person at Ugland House, Grand Cayman, KY1- 1104, Cayman Islands, and virtually via live webcast at 10:00 a.m. Eastern Time on September 29, 2021. It can be accessed by visiting https://www.cstproxy.com/ctac/sm2021.

Merger Agreement Amendment

On September 21, 2021, Cerberus Telecom Acquisition Corp. (“CTAC”) entered into that certain Second Amendment (the “Second Amendment”) to the Agreement and Plan of Merger, dated as of March 12, 2021, as amended on July 27, 2021 (as further amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), by and among CTAC, King Pubco, Inc. (“Pubco”), Corp Merger Sub, Inc. (“Corp Merger Sub”), LLC Merger Sub, LLC (“LLC Merger Sub”), and Maple Holdings Inc. (“KORE”).

Pursuant to the Second Amendment, in order to increase the liquidity of the post-closing public company (“Pubco”) following completion of the business combination, certain preferred stockholders of the ultimate parent company of KORE (the “Electing Holders”), have elected to receive payment consisting of 4,000,000 shares of common stock of Pubco, par value $0.0001 per share (“Pubco Common Stock”) to be issued by Pubco at $10.00 per share, in lieu of receiving cash consideration in the aggregate amount of $40,000,000, which such Electing Holders otherwise would have been entitled to receive. Additionally, in order to facilitate this liquidity enhancing election, Cerberus Telecom Acquisition Holdings, LLC, (the “Sponsor”), has agreed to contribute 600,000 CTAC Class B Ordinary Shares to CTAC, which shares will be cancelled by CTAC in conjunction with the issuance by Pubco of an additional 600,000 shares of Pubco Common Stock to the Electing Holders pursuant to the terms and upon the conditions set forth in the Second Amendment.

Fortress Commitment Letter

As an additional source of liquidity, KORE has obtained from Fortress Credit Corp. (“Fortress”) a commitment letter (the “Commitment Letter”) pursuant to which Fortress will make additional financing available to KORE, at KORE’s option and subject to certain terms and conditions, in the aggregate amount of up to $25,000,000 of additional notes under the Indenture to entered into in connection with the backstop financing agreement dated as of July 27, 2021 by and among KORE Wireless Group, Inc., a Delaware corporation and wholly owned subsidiary of KORE, and an affiliate of Fortress. This commitment can be accepted at any time after Closing (as defined in the Merger Agreement) and prior to October 2, 2021 on the terms and subject to the conditions set forth in the Commitment Letter. If accepted, the commitment will remain available until October 31, 2021.

Other than as set forth in this supplement, the information contained in the Original Prospectus, as supplemented or amended, including the proposals described therein, remain unchanged. This supplement should be read in conjunction with the Original Prospectus, as supplemented or amended, which contains important information about the Company, the Special Meeting and the proposals on which our shareholders are being asked to vote at the Special Meeting, including, without limitation, those proposals relating to the proposed business combination contemplated by the Merger Agreement. If there is any inconsistency between the information in the Original Prospectus and this supplement, you should rely on the information in this supplement. We urge you to read the Original Prospectus, as supplemented or amended, carefully.

The Company plans to continue to solicit proxies from public shareholders during the period prior to the Special Meeting. Only the holders of record of CTAC’s ordinary shares as of the close of business on August 9, 2021, the record date for the Special Meeting, are entitled to vote at the Special Meeting.

The date of this supplement is September 22, 2021